Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Cash Tender Offer for Senior Unsecured Notes Due 2015

SCOTTSDALE, Ariz., Mar. 27, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the commencement of a cash tender offer to purchase any and all of its $285 million principal amount 6.25% senior notes due 2015.

The Company is making the offer to purchase any and all outstanding notes listed in the table below pursuant to the terms and conditions set forth in the Company’s Offer to Purchase and Solicitation of Consents dated March 27, 2012 (the “Offer”).

In the tender offer, Meritage is offering to purchase any and all of its outstanding 6.25% Senior Notes due 2015.

Title of Security	CUSIP	Outstanding Principal Amount	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1) (2)
6.25% Senior Notes Due 2015	59001AAK 8	$285,000,000	$1,003.00	$10.00	$1,013.00

(1)	Per $1,000 principal amount of notes that are accepted for purchase.

(2)	Total Consideration includes the Consent Payment and Tender Offer Consideration for notes tendered on or before the Consent Date.

In conjunction with the Offer, and on the terms and conditions set forth therein, the Company is soliciting consents (the “Consents”) to the adoption of proposed amendments to the indenture for the 6.25% Senior Notes. Note holders that tender prior to 12:00 midnight, New York City time, on April 9, 2012, unless extended (the “Early Tender & Consent Date”), will be paid in an amount equal to $10.00 for each $1,000.00 principal amount of Notes tendered and not validly withdrawn (the “Consent Payment”).

The Offer will expire at 12:00 midnight, New York City time, on April 23, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”). To receive the Total Consideration set forth above with respect to such notes, holders of notes subject to the Offer must validly tender and not validly withdraw their notes at or before 12:00 midnight, New York City time, on the Early Tender & Consent Date. Holders of notes subject to the Offer who validly tender their notes after the Early Tender & Consent Date and at or before 12:00 midnight, New York City time, on the Expiration Date will receive only the Tender Offer Consideration set forth in the table above with respect to such notes.

The Offer is conditioned upon, among other things, the completion by Meritage of a private offering of not less than $250 million in aggregate principal amount of unsecured senior debt securities that closes no later than April 10, 2012, on terms reasonably satisfactory to the Company (the “Financing Condition”).

Subject to the Financing Condition, to the extent any Notes are not tendered and accepted for purchase pursuant to the Offer, the Company intends to redeem such Notes at a redemption price of $1,010.42 per $1,000 principal amount.

Holders will also receive accrued and unpaid interest on their notes up to, but excluding, the date of payment of the applicable consideration.

Notes subject to the Offer may be validly withdrawn at any time at or before the Consent Date, but not thereafter, except as required by law. Notes tendered after the Consent Date may not be withdrawn, except as required by law. If the Offer is terminated, notes tendered pursuant to such offer will promptly be returned to the tendering Holders.

Upon the terms and subject to the conditions of the Offer, the Company will notify Global Bondholder Services Corporation (the “Depositary” and the “Information Agent”) promptly after the Expiration Date of which notes were tendered at or before the Consent Date or the Expiration Date, as applicable, and are accepted for purchase and payment pursuant to the Offer.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, notes validly tendered and not validly withdrawn pursuant to the Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of, (a) the Financing Condition, (b) the receipt of consents to the proposed amendments from the requisite holders of the notes, and (c) the General Conditions (as defined in the Offer). Subject to applicable law, the Offer may be terminated or withdrawn.

The Company reserves the right, subject to applicable law, to:

•	waive any and all conditions to the Offer;

•	extend or terminate the Offer; or

•	otherwise amend the Offer.

If the entire $285 million principal amount of the 2015 notes is tendered and accepted for purchase, Meritage will expense $1.5 million of bond discounts and capitalized debt costs and would incur up to $3.7 million in prepayment premium expenses for the early tender of notes in accordance with the applicable terms and conditions of the Offer.

None of the Company, the Depositary and Information Agent, the dealer manager or the notes trustee is making any recommendation as to whether holders should tender notes in response to the Offer.

Citigroup Global Markets Inc. will serve as sole dealer manager for the Offer and Global Bondholder Services Corporation will serve as the depositary and information agent. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities.

The offer is made only by the Offer to Purchase and Consent Solicitation, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact Citigroup Global Markets toll free at (800) 558-3745 or collect at (212) 723-6106, Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation toll free at (866) 804-2200 or collect at (212) 430-3774.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: Meritage’s intention to offer $250 million of senior unsecured notes and to use the net proceeds from the offering and available cash to repurchase all of its $285 million aggregate principal amount 6.25% Senior Notes due 2015, as well as potential related expenses for bond discounts capitalized debt costs and prepayment premium expenses. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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